Exhibit 3.49

                          Certificate of Incorporation
                                       of
                               Potain Corporation



FIRST:         NAME

          The name of the corporation is POTAIN CORPORATION.

SECOND:        REGISTERED AGENT AND OFFICE.

          The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:         PURPOSES.

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be now or hereafter organized under the General Corporation Law of Delaware.

FOURTH:        CAPITALIZATION.

          The total number of shares of capital stock which the Corporation is authorized to issue is one million two hundred thousand (1,200,000) shares of Common Stock having a par value of One Dollar ($1.00) per common share.

FIFTH:         INCORPORATORS.

          The name and mailing address of each incorporator are:

               Name:                     Address:
               ----                      -------

               Claudio Riedi, Esq.       Baur, Woodbridge, Reus & Klein, P.A.
                                         100 N. Biscayne Blvd., 21st Fl.
                                         Miami, Florida  33132-2306

SIXTH:         DURATION.

          The Corporation is to have perpetual existence.

SEVENTH:       DIRECTORS.

          (a) Number of Directors. The number of directors shall be five (5).
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          (b) Manner of Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          (c) Stockholder Nomination of Director Candidates. Advance notice of nominations by stockholders of persons for election to the Board of Directors shall be given in the manner provided in the Bylaws.

EIGHTH:        LOCATION OF BOOKS AND RECORDS; MEETINGS OF STOCKHOLDERS

          The books and records of the Corporation may be kept (subject to any applicable statutory provision) outside the State of Delaware at such place or places as may be designated from time to time in the Bylaws of the Corporation. Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide.

NINTH:         CONSENT OF STOCKHOLDERS IN LIEU OF MEETING.

          Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of the State of Delaware, the meeting and vote of stockholders may be dispensed with if one or more written consents setting forth the action so taken, shall be signed by not less than a majority of all the stock entitled to be voted upon such action if a meeting were held or by such super majority as may be provided in the Bylaws, provided, however, that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute or the bylaws for such action, and provided further that prompt notice is given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

TENTH:         PREEMPTIVE RIGHTS.

          The holders from time to time of the shares of the Corporation shall have the preemptive right to purchase, at such respective equitable prices, terms and conditions as shall be fixed by the Board of Directors, such of the shares of the Corporation as may be issued, from time to time, over and above the issue of the first ten thousand (10,000) shares of the Corporation and which have never previously been sold. Such preemptive right shall apply to all shares issued after such first ten thousand (10,000) shares, whether such additional shares constitute a part of the shares presently or subsequently authorized or constitute shares held in the treasury of the Corporation, and shall be exercised in the respective ratio which the number of shares held by each Stockholder at the time of such issue bears to the total number of shares outstanding in the names of all stockholders at such time.

ELEVENTH:      INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

          Any person who was or is a party or is threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal,

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administrative or investigative (including any action or suit by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation if, as and to the extent authorized by the laws of the State of Delaware, against expenses (including the attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, in connection with the defense or settlement of such action, suit, investigation or proceeding. The indemnification expressly provided by statute in a specific case shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any lawful agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TWELFTH:       LIABILITY OF DIRECTORS

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

THIRTEENTH:    AMENDMENT.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, by the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the votes entitled to be cast by the holders of Common Stock, and all rights conferred upon stockholders herein are granted subject to this reservation.